Item 8: Exhibit 5.1/Opinion And Consent Of Jay E. Eckhaus, General Counsel Of TCPI, Inc.

                                 JAY E. ECKHAUS
                                 ATTORNEY AT LAW
                              3333 S.W. 15th Street
                             Pompano Beach, FL 33069
                              954/979-0400 Ext. 235
                             Facsimile 954/979-6125

March 26, 2001

Dr. Elliott Block
President and Chief Executive Officer
TCPI, Inc.
3333 SW 15th Street
Pompano Beach, FL 33069

Dear Dr. Block:

         I have acted as counsel to TCPI, Inc. a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 to be filed on or about March 26, 2001 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 10,000,000 shares (the "Shares") of common stock, $.001 par value per share, issuable in connection with the Non-Qualified Stock Option Agreement and the Consulting and Marketing License Agreement entered into between the Company and Mark Neuhaus (the "Agreements").

         In connection with the Registration Statement, I have examined, considered and relied upon copies of the following documents: (1) the Company's Articles of Incorporation and the Company's Bylaws; (2) the Agreements; and (3) such other documents and instruments that I have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations I have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to me as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, I have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

         Based upon the foregoing examination, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

         This opinion is intended solely for the Company's use in connection with the registration of the Shares and may not be relied upon for any

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other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in facts or law that may hereafter occur. I hereby consent to the use of this opinion as
Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated thereunder.

                                                              Sincerely,

                                                              /s/ Jay E. Eckhaus
                                                              ------------------
                                                              Jay E. Eckhaus

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